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                                                                   EXHIBIT 10.11
                                                                   -------------


                              EMPLOYMENT AGREEMENT

                                    AMONG

                              EKCO GROUP, INC.,

                               FREM CORPORATION

                                     AND

                                RONALD N. FOX

                                    AS OF

                              FEBRUARY 12, 1995

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                              EMPLOYMENT AGREEMENT


        AGREEMENT made as of the 12th day of February, 1995 which shall be effective as of the 12th day of February, 1995 (hereinafter the "effective date") by and between Ekco Group, Inc., a Delaware corporation with a principal place of business in Nashua, New Hampshire (hereinafter "Group"), Frem Corporation, a Massachusetts corporation with a principal place of business in Worcester, Massachusetts (hereinafter "Frem"), and Ronald N. Fox, of 100 Commons Drive #7, Shrewsbury, Massachusetts 01545 (hereinafter "Executive").

        WHEREAS, a certain employment agreement (the "Group Agreement") was entered into between Group and Executive as of April 19, 1994; and

        WHEREAS, at the request of Group, Executive has been transferred to Frem and has agreed to relinquish his position as Senior Vice President, Operations, of Group effective February 12, 1995 and assume the position of Senior Vice President, Operations, of Frem effective the same date; and

        WHEREAS, Frem desires to employ Executive, and Executive desires to be employed by Frem; and

        WHEREAS, Group is desirous of guaranteeing the performance of certain of Frem's obligations hereunder; and

        WHEREAS, Group, Frem and Executive desire to amend and restate the Group Agreement as hereinafter set forth (the "Agreement") .

        NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties covenant and agree as follows:

1.      EMPLOYMENT

        Frem hereby employs Executive and Executive hereby accepts employment as an executive employee of Frem to perform such executive and managerial services as may be assigned to him by or under the authority of the Board of Directors of Frem (the "Frem Board of Directors"), consistent with such status as an executive employee. Executive agrees to use his best efforts, skills and abilities faithfully to promote the interests of Frem and to perform such services as may be required of him by Frem from time to time consistent with his status, to the reasonable satisfaction of the Frem Board of Directors. Without limiting the generality of the foregoing, Executive agrees to serve as Senior Vice President, Operations (if and so long as he is elected to that office by the Frem Board of Directors) and to serve (without additional compensation) as a director, executive officer or executive employee of such Affiliates of Frem and/or Group as Frem or Group may from time to time reasonably request. Executive agrees to work exclusively for Frem and/or Group (and such Affiliates) as his full-time employment during


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        the term of this Agreement, except as Frem and/or Group and Executive may otherwise agree in writing from time to time.

2.      TERM

        The term of this Agreement and Executive's employment hereunder shall commence on the effective date of this Agreement and continue until terminated as hereinafter set forth.


3.      PRINCIPAL LOCATION

        Executive presently performs the duties of his office generally in, Worcester, Massachusetts; provided, however, that he shall be obligated to take such trips outside of such area as shall be reasonably necessary in connection with his duties and Group shall pay all reasonable costs of travel and living expenses incurred in connection therewith. Executive, subject to his rights under Section 7.2.3, agrees to relocate from his present residence in Nashua, New Hampshire to any location (other than Nashua, New Hampshire) in the United States of America where Frem, Group and/or their Affiliates have offices or operations, provided that Executive's job at such new location involves compensation no less than his existing compensation and comparable duties. In the event of any such relocation, Frem shall pay Executive all reasonable expenses incurred by Executive in relocating to such new area.

4.      COMPENSATION

4.1 Except as otherwise provided in Sections 5 and 6 hereof, for his services hereunder Executive shall receive from Group the following compensation:

4.1.1 Salary ("Salary") at the annual rate of $190,000 (the "Base Salary Rate"), payable in equal installments in accordance with Frem's pay policy and in any event not less frequently than monthly, subject to adjustment pursuant to the provisions of Section 4.2;

4.1.2 Such other monetary compensation by way of bonus or otherwise, if any, as may be determined from time to time by the Board of Directors of Group (the "Group Board or Directors") in its sole discretion;

4.1.3 Such fringe benefits (including, without limitation, vacation time, group life, split-dollar life, medical, dental and other insurance, retirement, including, but not limited to, Group's Supplemental Retirement Plan, pension, profit-sharing and similar plans) shall continue to be provided by Group as Group may provide from time to time for its executive employees. Group shall in any event, whether or not such coverage is provided for other executive employees, provide Executive group life or other life insurance at its expense with a death benefit equal to at least twice Executive's Adjusted Salary Rate (as defined in Section 4.2), in addition to any life insurance payable to


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        Executive or his beneficiaries under Section 6.2.1 below or any life insurance for which Executive may pay premiums; and

4.1.4 Such other compensation pursuant to such executive bonus plans, restricted stock purchase plans, stock option plans or other stock plans, available to employees of Group from time to time, as the Group Board of Directors may in its sole discretion determine.

4.2 The Base Salary Rate shall be subject to increase from time to time as determined by the Frem Board of Directors in its sole discretion pursuant to a review of Executive's performance by the Frem Board of Directors, which review shall be conducted at such time as the Frem Board of Directors shall determine, but in any event at least once during each twelve (12) months of the term of this Agreement. The Base Salary Rate as from time to time increased is referred to herein as the "Adjusted Salary Rate."

5.      REIMBURSEMENT OF EXPENSES

        Frem shall reimburse Executive for travel, entertainment and other business expenses reasonably incurred by him in connection with the business of Frem, Group and/or their Affiliates to the extent and in a manner consistent with then company policy. Without limiting the generality of the foregoing, Frem shall furnish Executive with an automobile owned or leased by Frem, comparable in value to the automobile Executive is provided by Group as of the effective date hereof, together with fuel and maintenance, for use by Executive primarily in connection with the performance by Executive of his duties under this Agreement and primarily for the benefit of Frem. Unless Executive otherwise agrees, such automobile shall be exchanged by Frem for a new automobile no less frequently than once every two years during the term of employment of Executive pursuant to this Agreement and any renewal hereof.

6.      TERMINATION UPON DEATH OR DISABILITY

6.1 This Agreement shall terminate upon the death of Executive. In such event, (i) all compensation hereunder shall terminate, (ii)
        Executive's estate shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject to Executive's estate's obligation to pay the option exercise price to the extent theretofore not paid) to Executive by Group at any time prior to the effective date of termination as if all restrictions had lapsed and all events necessary to vest in the Executive such rights, including the lapsing of time, had occurred, and (iii) Frem shall pay to Executive's estate the following, in addition to the amounts in Section 7.4 (i) and
        (ii), to which Executive shall also be entitled: (a) a lump-sum payment equal to the Adjusted Salary Rate in effect at the date of such termination of employment, payable no later than sixty (60) days after the date of such termination; and (b) such portion of Executive's Salary, as has accrued


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        by virtue of Executive's employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which were properly incurred in accordance with the provisions of Section 5 prior to termination and have not yet been paid. To secure the payment of subsection (a) above, Frem may maintain life insurance on Executive's life payable to Executive's estate or other beneficiary, which life insurance coverage shall be in addition to the amount provided for pursuant to the provisions of Section 4.1.3 above (or any life insurance for which Executive pays premiums).

6.2 If, by virtue of Executive's total and permanent disability (more fully described in Section 6.2.4 below), Executive is unable to perform his duties hereunder, this Agreement shall terminate in accordance with the provisions of Section 6.2.3 below. Termination of this Agreement is not intended, and shall not be deemed, to terminate Executive's status as an employee of Frem or his benefits as provided by Group. Such status shall be consistent with Frem's policy of employment and Group's policy with respect to benefits in effect at the time of the determination of Executive's permanent and total disability, and the benefits provided in this Section 6.2 shall be additive to the benefits provided in Section 4.1.3 which Group provides from time to time for its executive employees.

6.2.1 In the event of Executive's permanent and total disability, (i) Executive (or Executive's legal representative) shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject to Executive's (or Executive's legal representative's) obligation to pay the option exercise price to the extent theretofore not paid) to Executive by Group at any time prior to the effective date of disability as if all restrictions had lapsed and all events necessary to vest in the Executive such rights, including the lapsing of time, had occurred, and (ii) Frem shall pay to Executive (or his legal representative) (a) amounts in lieu of Salary, at the Adjusted Salary Rate in effect at the effective date of permanent and total disability, payable in the manner specified in Section 4.1.1, for a period of twenty-four (24) months following the effective date of such permanent and total disability (the "Twenty-Four Month Period") at the rate of one-twenty-fourth of such Adjusted Salary Rate per month; and (b) such portion of Executive's Salary, as has accrued by virtue of Executive's employment during the period prior to the Twenty-Four Month Period and has not yet been paid, together with any amounts for expense reimbursement and similar items which were properly incurred in accordance with the provisions of Section 5 prior to the Twenty-Four Month Period and have not yet been paid.

6.2.2   Amounts to which Executive would otherwise be entitled under Section
        6.2.1 above shall not be required to be reduced by the amount of any disability insurance proceeds actually paid to or for the benefit of Executive with respect to such Twenty-Four Month Period under any



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        disability policy the premiums for which have been paid by Frem, Group or any Affiliate. During such Twenty-Four Month Period, Group shall maintain at Group's sole expense the life insurance policies referred to in the second sentence of Section 4.1.3 and in Section 6.1 and, in the event of Executive's death during the Twenty-Four Month Period, shall pay the death benefit provided for in Section 4.1.3 in addition to the life insurance benefits payable to the beneficiaries of the policies referred to in Section 6.1 which shall be payable in the event of Executive's death during such Twenty-Four Month Period. In addition, during such Twenty-Four Month Period, Group shall continue to provide medical and dental coverage as Executive shall have been receiving as of the time of the determination of Executive's permanent and total disability. If and to the extent such continuation is not possible, Group shall cooperate with Executive to enable Executive, if possible, either to buy the applicable policy or to continue coverage, to the same extent as provided in Section 7.1 in the case of a termination thereunder.

6.2.3 Upon the expiration of the Twenty-Four Month Period, this Agreement shall terminate.

6.2.4 The determination that, by virtue of total and permanent disability, Executive is unable to perform his duties hereunder shall be made by a physician chosen by Group and reasonably satisfactory to Executive (or his legal representative). The cost of such examination shall be borne by Group. Without limiting the generality of the foregoing, unless otherwise agreed, Executive shall be conclusively presumed to be totally and permanently disabled hereunder if for reasons involving mental or physical illness or physical injury he fails to perform such duties for a period of one hundred and eighty (180) consecutive calendar days or for any periods aggregating six (6) months or more in any twelve
        (12) month period. For purposes of this Section 6.2, the effective date of Executive's total and permanent disability shall be the earlier of the date of such physician's examination pursuant to which such determination is made or the first business day after which either such 180-day or such six- month period has expired.

7. TERMINATION BY EXECUTIVE OR FREM; CHANGE OF CONTROL OF GROUP; AND CONSTRUCTIVE TERMINATION

7.1 Executive's employment may be terminated at any time by Executive by written notice of at least three (3) months to Frem, which time period may be waived, in whole or in part, by Frem in its discretion. If such notice is given after six (6) months of but within twenty four (24) months of a Change of Control of Group (as defined in Section 7.5) (a "Change of Control Notice"), and unless such Change of Control shall have been approved by a resolution adopted by Group's Board of Directors with at least two-thirds (2/3) of the then serving Group directors who are Group directors as of the date hereof voting in favor, then upon such termination by Executive pursuant to this paragraph of this Section 7.1, Executive (or his estate, if he dies prior to receiving the



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        payments hereinafter set forth in this sentence) shall be entitled to receive within thirty (30) days of such termination from Frem (a) a lump-sum payment equal to three (3) times the Adjusted Salary Rate in effect on the date of such termination, plus (b) a lump sum cash payment equal to (i) three (3) times the maximum payable to Executive under all compensation bonus plans and arrangements identified in Sections 4.1.2 and 4.1.4 for the fiscal year in which the termination occurs, plus (ii) an amount equal to three (3) times the value of the securities, cash or other property which shall have been allocated to the Executive's account in the Ekco Group, Inc. Employee Stock Ownership Plan (the "ESOP") for the fiscal year preceding the fiscal year in which the termination occurs (which shall be in addition to any distribution from the ESOP to which he is entitled thereunder).

        For the purposes of this Section 7.1, the time when a termination occurs shall be the effective date of termination of Executive.

        In addition, in the event of such a termination pursuant to a Change of Control Notice, Group shall provide, and Executive shall continue to be entitled to receive, such medical, dental and life insurance coverage as he shall have been receiving pursuant to Section 4.1.3 as of the date of his Change of Control Notice until the earlier of (x) his full-time employment by a third party who offers Executive at least comparable benefits in the particular benefit category or (y) three (3) years following such date of termination, but only to the extent Group is able to continue the applicable coverage of Executive under the terms of such group policies or other policies providing coverage for Executive. Notwithstanding any other provision in this Section 7.1, in the event Group is unable to continue the applicable coverage of Executive under the terms of the applicable policies, then Group shall cooperate with Executive in any actions which may be necessary to allow Executive, to the extent possible, either (i) to buy such policy or (ii) to continue insurance coverage with the insurer writing Group's applicable group policy outside of Group's group plan. Group shall pay to Executive 140% of the cost of such insurance coverage, but in no event more than twice the cost of such coverage allocable to Executive under the group or other policy covering him prior to termination. In the event of termination as provided in this Section 7.1 Executive shall be entitled as of the date of termination or thereafter to no other compensation under this Agreement (including, without limitation, Section 4 or Section 6), except as provided in this Section 7.1, Section 7.4 and
        Section 7.8. Any compensation payable under this Section 7.1 shall be paid notwithstanding Executive's total and permanent disability or death occurring after termination of his employment hereunder. In the event Executive dies or becomes totally and permanently disabled after the date of any such notice but prior to the date of termination of his employment under this Section 7.1, the provisions of this Section 7.1 and not the provisions of Section 6 shall apply.

7.2 Executive's employment may be terminated at any time by Frem, with or without good cause (as defined in Section 7.6), by written notice to



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        Executive, effective immediately unless otherwise stated in such notice.

7.2.1 In the event Executive's employment hereunder is terminated by Frem without "good cause" prior to a Change of Control, then Executive
        (or his estate) shall be entitled to a lump-sum payment payable by Frem within thirty (30) days of the date of termination equal to (a) two (2) times the Adjusted Salary Rate in effect at the date of such notice, plus (b) a lump sum cash payment equal to (i) two (2) times the maximum payable to Executive under all compensation bonus plans and arrangements identified in Sections 4.1.2 and 4.1.4 for the fiscal year in which the termination occurs, plus (ii) an amount equal to two (2) times the value of the securities, cash or other property which shall have been allocated to Executive's account in the ESOP for the fiscal year preceding the fiscal year in which the termination occurs (which shall be in addition to any distribution from the ESOP to which he is entitled thereunder). In addition, Executive shall immediately upon termination pursuant to this Section 7.2.1 have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to Executive by Group at any time prior to the effective date of termination as if all restrictions had lapsed and all events necessary to vest in the Executive such rights, including the lapsing of time, had occurred. In addition, Executive shall continue to be entitled to the continuation of such medical, dental, and life insurance coverage as he shall be receiving pursuant to Section 4.1.3 as of the date of notice of termination until the earlier of (x) his full time employment by a third party who offers Executive comparable benefits or (y) two (2) years following such date of termination, but only to the extent Group is able to continue the applicable coverage of Executive under the terms of such group policies or other policies providing coverage for Executive. Notwithstanding any other provision in this 7.2.1, in the event Group is unable to continue the applicable coverage of Executive under the terms of the applicable policies, then Group shall cooperate with Executive in any actions which may be necessary to allow Executive, to the extent possible, either (i) to buy such insurance policy or (ii) to continue insurance coverage with the insurer writing Group's applicable group policy outside of Group's group plan. Group shall pay to Executive 140% of the cost of such insurance coverage, but in no event more than twice the cost of such coverage allocable to Executive under the group or other policy covering him prior to termination. Such compensation shall be paid notwithstanding Executive's total and permanent disability or death subsequent to such notice but, in the event Executive (or his estate, legal representative or beneficiaries) receives disability benefits pursuant to Section 6, such benefits shall constitute an offset for amounts due under this Section 7.2.1. In the case of termination of his employment under this Section 7.2.1, Executive shall be entitled as of the date of termination to no other compensation under this Agreement (including, without limitation, Section 4 or Section 6), except as provided in Section 7.4.



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7.2.2   In the event Frem shall terminate Executive's employment for good cause, then Executive shall be entitled as of the date of termination to no compensation under this Agreement (including, without limitation, Section 4 or Section 6 above), except as provided in Section 7.4.

7.2.3 Immediately upon a Change of Control, and without regard to whether or not Executive's employment is terminated or a Constructive Termination occurs at such time or thereafter, Executive shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to Executive by Group at any time prior to the Change of Control as if all restrictions had lapsed and all events necessary to vest in the Executive such rights, including the lapsing of time, had occurred.

        Following a Change of Control and upon an event of "Constructive Termination" (as defined in Section 7.2.4) or termination of Executive's employment without good cause, Executive shall receive within ten (10) days of such event (a) a lump-sum payment equal to three (3) times the Adjusted Salary Rate in effect on the date of such Constructive Termination, plus (b) a lump sum cash payment equal to (i) three (3) times the maximum payable to Executive under all compensation bonus plans and arrangements identified in Sections 4.1.2 and 4.1.4 for the fiscal year in which the Constructive Termination occurs, plus (ii) an amount equal to three (3) times the value of the securities, cash or other property which shall have been allocated to the Executive's account in the ESOP for the fiscal year preceding the fiscal year in which the Constructive Termination occurs. For the purposes of this
        Section 7.2.3, the time when a Constructive Termination occurs shall be the day any event occurs which is included in the definition of Constructive Termination in Section 7.2.4. In addition, Executive shall immediately upon Constructive Termination pursuant to this Section 7.2.3 have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to Executive by Group at any time prior to the effective date of Constructive Termination as if all restrictions had lapsed and all events necessary to vest in the Executive such rights, including the lapsing of time, had occurred.

7.2.4 As used herein, "Constructive Termination" shall be deemed to have occurred if and when (i) Executive's base salary is decreased below the level in effect on the date of the last amendment of this Agreement, or the bonus percentage applicable to Executive's participation in any compensation bonus plan or arrangement is reduced, without the Executive's consent, provided, however, that nothing herein shall be construed to guarantee the Executive's bonus awards if performance is below applicable targets, or (ii) the importance of the Executive's job responsibilities is reduced without the Executive's consent or, (iii) a proposal is made to relocate Executive to a location other than Nashua,



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        New Hampshire, Worcester, Massachusetts, the greater Boston,
        Massachusetts metropolitan area or other location within reasonable commuting distance to Worcester, Massachusetts without his consent.

7.3     In order to assure Executive the prompt payment of amounts due him under
        Section 6 or 7 hereof, Group agrees promptly to secure and to keep in place an irrevocable letter of credit from Fleet Bank of Massachusetts, N.A. or another bank reasonably acceptable to Executive in the initial amount of four (4)times Executive's Base Salary, in substantially the form of Exhibit A, or upon other terms reasonably acceptable to Executive, which shall allow Executive (or his legal representative) to draw down amounts due him under Section 6 or 7 of this Agreement upon certification by Executive (or his legal representative) that payments are due him pursuant to this Agreement. The amount of the letter of credit shall be adjusted at least annually to reflect changes in Executive's salary, so that it shall at all times be at least four (4) times the Adjusted Salary Rate. In addition, the letter of credit (or a separate letter of credit) shall include an amount which Group, in its reasonable judgment, determines is necessary to secure Group's obligations under any stock appreciation right plan or other equity-linked plan (other than the ESOP), provided, however, that such amount need not include any amount with respect to stock options, restricted stock subject to repurchase rights, or any equity plan giving Executive ownership of shares. An initial determination of the amount necessary to secure such equity-linked obligations shall be made on the date of grant to Executive of such equity-linked right, and the amount shall subsequently be adjusted at least annually to reflect the value on such date of such rights. A failure by Group to keep such letter(s) of credit in effect, or to renew the same or to make alternate arrangements to secure its obligations in the amount required hereunder, by way of an escrow agreement, trust, or other device, which arrangements shall be reasonably satisfactory to Executive, at least thirty (30) days prior to the expiration date of the letter of credit or any such alternate arrangement shall constitute an event of default under this Agreement entitling Executive, after written notice to Group and the passage of a ten (10) day cure period without such default being cured, all of the benefits accorded to him in the event of a termination without good cause pursuant to Section 7.2.1 or Section 7.2.3 after a Change of Control, whichever is higher, without, however, the requirement that Executive terminate his employment hereunder. Group agrees to notify Executive within three business days of any failure or inability to maintain or renew such letter of credit or other device adopted pursuant to this Section. Notwithstanding the foregoing, at the election of the Group Board of Directors by resolution of such Board with at least two-thirds (2/3) of the then-serving Group directors who are Group directors as of April 18, 1994 voting in favor, the obligation to maintain a letter of credit shall be relieved to the extent amounts are contributed to a trust or trusts under the terms of which such amounts are specifically earmarked as security for payment of obligations under this Agreement and are at all times at least four (4) times the Adjusted Salary Rate. Such trust or trusts may contain a provision that its



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        funds will be returned to Group so as to be available to its general creditors in the event of the bankruptcy of Group. Group agrees that it will not take any action to prevent, hinder or delay the exercise by Executive of his rights to exercise the security provisions provided in this Section 7.3 and, further, agrees to cooperate with Executive as may be necessary to enable Executive to exercise and obtain the benefit of such security provisions, in the absence of fraudulent or unlawful conduct on the part of Executive with respect to such exercise.

7.4 In the event of any termination pursuant to any of Sections 6, 7.1 or 7.2, Executive shall (i) be paid such portion of his Salary as has accrued by virtue of Executive's employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement, vacation accruals and similar items which have been properly incurred or accrued in accordance with the provisions of
        Section 5 prior to termination and have not yet been paid; and (ii) be provided outplacement services by a professional outplacement firm of Executive's choosing at the expense of Frem, who shall engage such firm directly on behalf of Executive, provided, however, that Frem's liability with respect to providing such services will be limited to one-half of Executive's Adjusted Salary.

7.5 As used herein, a "Change of Control" of Group shall be deemed to have occurred (i) if any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Group or any employee stock plan of Group, is or becomes the beneficial owner, directly or indirectly, of securities of Group representing fifteen percent (15%) or more of the outstanding Common Stock of Group, or (ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the outstanding Common Stock of Group, provided, however, that at the conclusion of such ten
        (10) day period such person has not discontinued or rescinded his intention to make such a tender or exchange offer or (iii) if during any consecutive twelve (12) month period beginning on or after April 18, 1994 individuals who at the beginning of such period were directors of Group cease, for any reason, to constitute at least a majority of the Board of Directors of Group; or (iv) if a merger of, or consolidation involving, Group in which Group's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of Group (whether or not in connection with a sale of all or substantially all of Group's assets) shall be adopted and consummated, or substantially all of Group's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating Group in a different jurisdiction or recapitalizing Group's stock.

7.6 As used herein, "good cause" shall mean and be limited to a material breach of any of Executive's obligations under Section 1 or 8 hereof, or any action by Executive during the term of this Agreement involving willful malfeasance or gross (but not simple) negligence on the part of Executive in a material respect. Notwithstanding the foregoing, following a Change of Control, "good cause" shall not be deemed to have occurred unless (a) the conduct which is the basis for such material breach is either willful or intentionally unlawful and (b) Executive shall not have ceased such conduct or cured the effect thereof, if curable, so that such breach shall no longer be material within thirty
        (30) days after Executive shall have received written notice from Frem of Frem's intention to terminate Executive's employment for good cause, which notice shall specify in detail the basis therefor.

7.7 Frem and/or Group, in the sole discretion of either of them, may apply for and procure in the name of either (whether or not for its own benefit) policies of insurance insuring the life of Executive in such amounts as either company may deem advisable, in addition to insurance policies contemplated by Section 4.1.3 or Section 6.2.1. Executive shall have no right, title, or interest in any such policies of insurance, except to the extent his estate or other persons are specifically named as beneficiaries thereof. Executive agrees to submit to any medical or other examination and to execute and deliver any applications or other instrument in writing, reasonably necessary to effectuate such insurance.

7.8 The Executive shall be paid an additional amount ("Gross Up Payment") if any payments ("Payments Amounts") made to him or Executive's estate by Frem,. Group or any of their Affiliates, under this Agreement or otherwise, are subject to the excise tax imposed by Internal Revenue Code Section 4999 (the "Section 4999 Tax") or any successor Internal Revenue Code Section. The Gross Up Payment shall be computed so that the Executive retains a net amount equal to the Payment Amounts after deduction of any Section 4999 Tax on the Payment Amounts and any Federal, State and Section 4999 Tax on the Gross Up Payment.

        For the purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay Federal, State and local income taxes at the highest marginal rate of taxation in the calendar year in which the Payment Amounts are taxable to him under Code Section 4999. State and local income taxes shall be determined based upon the state and locality of Executive's domicile in said calendar year.

        The determination of the amount of the Section 4999 Tax and whether such
        Section 4999 Tax is payable shall be made by tax counsel selected by Frem and approved by Executive. The Gross Up Payment shall be paid within 30 days of such computation and in no event (without written consent of Executive) later than the last day of the calendar year with respect to which the Section 4999 tax is imposed.

        If such opinion of tax counsel is not finally accepted by the Internal Revenue Service upon audit, then tax counsel (selected under the above procedure) shall compute appropriate adjustments and additional Gross Up Payments shall be computed, as provided above and paid to Executive, and

        Executive shall also be reimbursed for interest and other tax penalties, if applicable.


8.      CONFIDENTIALITY AND NON-COMPETITION

8.1 Executive's agreements set forth in this Section 8 shall survive the expiration or termination of this Agreement and the termination of his employment with Frem, Group and/or any of their Affiliates for any reason.

8.2 Executive acknowledges that irreparable injury would be caused to Frem, Group and/or their Affiliates by his breach of any of the provisions of this Section 8, and agrees that in the event of any such breach, Frem, Group and/or their Affiliates, in addition to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce the specific performance of the provisions of this Section 8 and may apply for injunctive relief against any act which would violate any such provisions.

8.3 Executive recognizes that he now has knowledge of and/or may hereafter gain knowledge of, confidential information, trade secrets, confidential processes, confidential patentable or unpatentable inventions or confidential "know how", including, without limitation, techniques, formulae, designs, developments, projects, technical information and manufacturing process and distribution methods, relating to, or concerned with the business of Frem, Group and/or their Affiliates during the term of this Agreement and their respective suppliers, customers, stockholders, licensors, licensees, and other persons or entities with which Frem, Group and/or their Affiliates have, have had, or may in the future have any commercial, scientific or technical relationship, and which information has not previously been made public or thereafter made public. During the term of this Agreement and at all times following the termination of Executive's employment for any reason, Executive will not, directly or indirectly, divulge, furnish or make accessible to anyone (other than as required in the regular course of his employment by Frem or with the consent of the Frem Board of Directors) such information. The prohibitions contained in this Section
        8.3 shall not apply to information which is (a) within the domain of the general public; (b) generally known within the industry or industries in which Frem, Group and/or their Affiliates are involved; or (c) independently developed by Executive without utilization of confidential information gained while in the employ of Frem, Group and/or their Affiliates; provided that Executive shall not have disclosed such information in violation of this Agreement. All documents, records, apparatus, equipment and other physical property furnished to Executive by Frem, Group and/or their Affiliates or produced by Executive or others in connection with his services to Frem, Group and/or their Affiliates shall be and remain the sole property of the company furnishing the same. Executive will return and deliver such property to Frem, Group and/or its Affiliates as and when requested by such company. Copies of documents and records may be kept, but shall be kept completely confidential. Executive shall return and deliver all such property upon termination of his employment for any reason, and

        Executive will not take with him any such property or any reproduction of such property upon such termination.

8.4 Any work or research or the results thereof, made or developed by Executive, alone or in conjunction with others during the term of his employment, including but without limitation, any designs, patents, inventions, processes, know-how or formulae created, invented or conceived during the period of his employment by Frem, Group and/or their Affiliates, whether during or out of the usual hours of work, which arise out of or are related to the business, research, or development work or field of operation of Frem, Group and/or their Affiliates shall to the extent of Executive's interest therein be the sole and exclusive property of Frem, Group and/or their Affiliates, as the case may be, shall be disclosed in writing to Frem, Group and/or their Affiliates and to no other person, unless so directed in writing by the Board of Directors of such company, and Executive hereby assigns to Frem, Group and/or their Affiliates, as the case may be, all and any rights which he has or may acquire in the same. To this end, both during the period of Executive's employment and at all times thereafter, Executive agrees to execute all necessary papers, instruments and documents properly required to effect such assignment to Frem, Group, and/or their Affiliates or their nominee, to make application through such company's patent attorney or general counsel at the expense of such company, for such United States and foreign patents as may be specified from time to time by such company on inventions, processes, or formulae which are or become the property of such company hereunder, and to execute assignments upon the request of such company, for Executive's entire interest in all such applications to Frem, Group or their Affiliate or to the nominee of any such company without compensation (other than his usual compensation as an employee of Frem) and Executive agrees to give such company and its patent attorney or general counsel all reasonable assistance in preparing such applications, descriptions, and illustrations of each such invention, process, or formula and in connection with proceedings relating thereto or to such other applications or patents resulting therefrom; and further agrees to execute all lawful papers considered necessary by such company and do all that such company reasonably requests in order to protect that company's rights in said inventions, processes, and formulae or to obtain patents thereon, including, without limitation, continuations, reissues, renewals, and extensions. It is further agreed that Executive's obligations specified hereunder shall not expire with the termination of his employment, but Frem agrees to pay Executive a reasonable amount for any time that Executive spends in such work at Frem's request after the termination of his employment hereunder and agrees to reimburse Executive for expenses reasonably or necessarily incurred in connection with such work.

8.5 In consideration of his continued employment by Frem, and the other benefits accruing to him hereunder from Frem and Group, and subject to the fulfillment by Frem and Group of their respective obligations to Executive hereunder, either directly or through draw-down under the letter(s) of credit or other device established pursuant to Section 7.3, Executive agrees that during the term hereof and for a period of twenty four (24) months following the date of termination of Executive's employment pursuant to Section 6 or 7 provided that Executive has received and is continuing to receive all payments and benefits required to be paid and provided to him pursuant to Sections 4, 6 and 7 (such period of employment and twenty four (24) month period being referred to in this Agreement as the "Non-Competition Period"), he will not engage or participate, directly or indirectly, within the United States of America or Canada either as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business which shall be competitive with any business which is or was conducted by Frem, Group or their Affiliates, while Executive was an employee of Frem, Group or their Affiliates under this Agreement, unless he shall have obtained the prior written consent of the Frem Board of Directors, and which consent shall make express reference to this Agreement. Notwithstanding any other provision in this Section 8, Executive shall be free without such consent to make investments, directly or indirectly, in the securities of any publicly-owned corporation if his ownership thereof is limited to not more than three percent (3%) of the issued and outstanding securities of any class of securities of such corporation. Executive acknowledges that his skills and experience are such that he can anticipate finding employment at an executive level in a wide variety of industries and represents and agrees that the restrictions imposed by this Section 8 on employment are necessary for the protection of the legitimate interests and competitive position of Frem, Group and their Affiliates and do not impose undue hardships on Executive.

8.6 During the Non-Competition Period, Executive shall not, directly or indirectly, solicit any officer, director, executive, employee or consultant of Frem, Group and/or their Affiliates to leave such employment or terminate such position.

9.      ARBITRATION

        Except with respect to the provisions of Section 8, any dispute or disagreement arising under or relating to the provisions of this Agreement, or any breach thereof, including, without limitation, relating to Section 1 hereof or to whether a termination of Executive's employment was with "good cause", shall be resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association or its successor (except as set forth herein), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall be made by majority vote and be final and absolute. In any such arbitration, one arbitrator shall be selected by Frem and one arbitrator shall be selected by Executive. Each party shall have thirty (30) days from the receipt by one party of a notice from the other party of submission to arbitration to choose an arbitrator. A third arbitrator shall be selected by the two so chosen within ten (10) days of the selection of the most recently selected of the two arbitrators so chosen. Failing action within any of such periods by any party or the arbitrators, any unappointed arbitrator or arbitrators shall be appointed by the American Arbitration Association (or its successor) upon application of any party or arbitrator. The parties shall promptly furnish to the arbitrators such information as the arbitrators may reasonably request. The expenses of any arbitration proceeding shall be paid by Frem (including Executive's attorney's fees) if the Executive recovers any amount or otherwise obtains relief in such proceeding and by the Executive (including Frem's attorney's fees and expenses) if the Executive initiated arbitration and there is a specific finding that the Executive's claim was frivolous. In all other circumstances, the expenses of such arbitration proceeding (not including attorney's fees and expenses, each party to bear such party's own attorney's fees and expenses) shall be divided equally. Arbitration shall take place in Worcester, Massachusetts, or such other place on which the parties shall agree. This Agreement and any arbitration proceeding are subject to the Massachusetts statute on arbitration of disputes.

10.     GUARANTY

        Group guarantees the payment obligations of Frem contained in this Agreement.

11.     GENERAL

11.1 This Agreement is personal and shall in no way be subject to assignment by Executive.

11.2 This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators, legal representatives, and permitted assigns, Frem, its successors and permitted assigns and Group,its successors and assigns. This Agreement shall not be assigned by Executive or by Frem (other than to Group or an Affiliate of Group) without the prior written consent of the other party. If Frem's obligations under this Agreement are assigned to Group or an Affiliate of Group, the same shall be binding upon and shall inure to the benefit of Group or such Affiliate, such company's successors and assigns either by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of Group or such Affiliate.

        Group agrees that a successor in interest by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of Group will be informed prior to such event of the existence of Group's obligations under this Agreement. Group shall require any successor (whether direct or indirect, by purchase, merger, operation of law, consolidation, assignment or otherwise of a controlling interest in the business, stock or other assets of Group) to assume expressly and agree to perform this Agreement. Failure of Group to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to such compensation and benefits in the same amount and on the same terms as he would be entitled hereunder in the event of a termination without "good cause", except that, for the purposes of implementation hereof, the date on which any such succession becomes effective shall be deemed to be the date on which Executive becomes entitled to such compensation and benefits from Group. As used in this Agreement, "Group" shall mean Group as hereinbefore defined and any successor as aforesaid.

11.3    The parties intend this Agreement to be enforced as written.  However,
        (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law; and (ii) if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, Frem, Group and Executive agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words and phrases ("blue-pencilling") and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

11.4 All notices and communications required or permitted to be given hereunder shall be duly given by delivering the same in hand or by depositing such notice or communication in the mail, sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

        If sent to Frem:        Frem Corporation
                                c/o Ekco Group, Inc.

        If sent to Group:       Ekco Group, Inc.
                                98 Spit Brook Road
                                Nashua, New Hampshire 03062
                                Attention: General Counsel

        If sent to Executive:   To Executive's
                                last address in
                                the records of Frem

        or such other address as either party furnishes to the other by like notice.

11.5 This Agreement constitutes the entire agreement and understanding between the parties in relation to the subject matter hereof. There are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between Frem, Group and Executive regarding Executive's employment by Frem, written or oral. The parties hereto acknowledge the existence of a certain Employment Agreement dated as of April 18, 1994, as heretofore amended, between Group and Executive. Upon this Agreement becoming effective, this Agreement shall replace, supersede and be a substitute for the Employment Agreement as so amended.

11.6 All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof. Any references in this Agreement to a section shall be deemed to include all subsections of that section unless specifically excluded.

11.7 No failure of Frem, Group or Executive to exercise any power reserved to it or him, respectively, by this Agreement, or to insist upon strict compliance by Executive, Frem or Group, respectively, with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Frem's, Group's or Executive's right, as the case may be, to demand exact compliance with any of the terms hereof. Waiver by either party of any particular default by the other party hereto shall not affect or impair the waiving party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair its or his right to exercise the same, nor shall such constitute a waiver by Frem, Group or Executive, as the case may be, of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.

11.8 As used herein, the term "Affiliate" shall be deemed to include any corporation, joint venture, or other business enterprise, whether incorporated or unincorporated, which Frem or Group directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with.

11.9 This is a Massachusetts contract and shall be construed under and be governed in all respects by the law of the Commonwealth of Massachusetts.

11.10 Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the date of termination or otherwise, except as specifically set forth herein.

11.11 No amendment or modification to this Agreement shall be effective unless in writing and signed by the parties hereto. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        IN WITNESS WHEREOF, Frem and Group have caused this Agreement to be executed and delivered by their duly authorized officers and their corporate seals to be hereunto affixed and Executive has hereunto set his hand and seal as of the day and year first written above in duplicate originals.

                                         Frem Corporation


                                         By /S/ ROBERT STEIN
                                            --------------------
                                         Title  CEO
                                               -----------------

                                         Ekco Group, Inc.


                                         By /S/ ROBERT STEIN
                                            --------------------
                                         Title  PRESIDENT
                                               -----------------


                                         /S/ RONALD N. FOX
                                         -----------------------
                                         Executive

                                   EXHIBIT A

                                     DOCUMENTARY CREDIT NO.____________________
                                     DATE OF ISSUE ______________ , 1994

ISSUING BANK:                        APPLICANT:
FLEET BANK OF MASSACHUSETTS, N.A.    EKCO GROUP,  INC.
        (Address of Bank)            98 SPIT BROOK ROAD
________________________________     SUITE 102
________________________________     NASHUA, NH   03062
________________________________     ATTN:___________________________________


ADVISING BANK:                       BENEFICIARY:
                                          (Name & Address of Executive)
                                     ________________________________________
                                     ________________________________________
                                     ________________________________________

                                     ACCOUNT/CURRENCY:
                                     UP TO USD ______________________________

                                     UP TO __________________________________
                                     US DOLLARS

                                     DATE AND PLACE OF EXPIRY:
                                     __________________________ , 1996 AT THE
                                     ISSUING BANK

Dear Sir:

By the order of Ekco Group, Inc. we hereby open in your favor our Irrevocable Credit for the account of Ekco Group, Inc. for a sum or sums not exceeding a total of US $________________________ (____________________________ US DOLLARS)
available by your draft(s) at SIGHT on Fleet Bank of Massachusetts, N.A., _____________________________________________________________ , Massachusetts
________________ effective __________________________ , 1994 and expiring at
______________________________ , Massachusetts on _______________________ ,
1996.

Drafts must be accompanied by:

1.  The original Letter of Credit and any amendments thereto, if any.

2. Your signed statement as follows: "I certify that the amount of my draft represents funds due me under Section _______ (insert section number) of a certain Employment Agreement dated as of November 6, 1991, as further amended by amendments dated as of ___________________________________________________,
between myself and Ekco Group, Inc., demand for payment has been made, and payment has not been received by me from Ekco Group, Inc. or any other source."

Each draft must bear upon its face the clause "Drawn under Letter of Credit No. ___________________________ , dated ____________________________ of Fleet Bank of Massachusetts, N.A."

It is a condition of this Letter of Credit that it shall become operative via amendment issued by Fleet Bank of Massachusetts, N.A. upon notice of cancellation of Letter of Credit dated August 28, 1987 issued by State Street Bank and Trust Company.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to the above-mentioned drawee Bank on or before (expiration date)
_____________________ , 1996.

This Letter of Credit sets forth in full terms of our undertaking, and this undertaking shall not in any way be modified, amended or limited by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, except for the certificate and the sight draft referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement, except for such certificate and such sight draft.

Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us, if by registered mail to Fleet Bank of Massachusetts, N.A., __________________________________________________ , Massachusetts
___________________, Attention:__________________________________________ , or
if by courier to Fleet Bank of Massachusetts, N.A., _______________________ _____________________________ , Massachusetts _________________., Attention
______________________________________ , specifically referring to the number of this Letter of Credit.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500 and engages us in accordance with its terms.



_______________________________      _______________________________
Authorized Signature                 Authorized Signature